SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Welbilt, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

949090 104

(CUSIP Number)

Jesse A. Lynn, Esq.

Chief Operating Officer

Icahn Capital LP

16690 Collins Avenue, PH-1

Sunny Isles Beach, FL 33160

(305) 422-4000

(Name, Address and Telephone Number of Person Authorized to

Receive Notices and Communications)

July 28, 2022

(Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Section 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box / /.

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

SCHEDULE 13D

CUSIP No. 949090 104

1.	NAME OF REPORTING PERSON
Icahn Partners Master Fund LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS
WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 949090 104

1.	NAME OF REPORTING PERSON

Icahn Offshore LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 949090 104

1.	NAME OF REPORTING PERSON

Icahn Partners LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

WC

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 949090 104

1.	NAME OF REPORTING PERSON

Icahn Onshore LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 949090 104

1.	NAME OF REPORTING PERSON

Icahn Capital LP

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 949090 104

1.	NAME OF REPORTING PERSON

IPH GP LLC

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON

OO

SCHEDULE 13D

CUSIP No. 949090 104

1.	NAME OF REPORTING PERSON

Icahn Enterprises Holdings L.P.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON

PN

SCHEDULE 13D

CUSIP No. 949090 104

1.	NAME OF REPORTING PERSON

Icahn Enterprises G.P. Inc.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON

CO

SCHEDULE 13D

CUSIP No. 949090 104

1.	NAME OF REPORTING PERSON

Beckton Corp.

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON

CO

SCHEDULE 13D

CUSIP No. 949090 104

1	NAME OF REPORTING PERSON

Carl C. Icahn

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP

(a) / /

(b) / /

3	SEC USE ONLY

4	SOURCE OF FUNDS

OO

5	CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) or 2(e) / /

6	CITIZENSHIP OR PLACE OF ORGANIZATION

United States of America

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:

7	SOLE VOTING POWER

0

8	SHARED VOTING POWER

0

9	SOLE DISPOSITIVE POWER

0

10	SHARED DISPOSITIVE POWER

0

11	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

0

12	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES / /

13	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

0%

14	TYPE OF REPORTING PERSON

IN

SCHEDULE 13D

Item 1. Security and Issuer

This statement constitutes Amendment No. 3 to the Schedule 13D relating to the shares of Common Stock, $0.01 par value (the “Shares”), issued by Welbilt, Inc. (the “Issuer”), and herby amends the Schedule 13D filed with the Securities and Exchange Commission (the “SEC”) on March 11, 2016 (as amended, the Schedule 13D), to furnish the additional information set forth herein. All capitalized terms contained herein but not otherwise defined shall have the meanings ascribed to such terms in the Schedule 13D.

Item 4. Purpose of Transaction

Item 4 of the Schedule 13D is hereby amended by the addition of the following:

As previously disclosed by the Issuer, on July 14, 2021, the Issuer, Ali Holding S.r.l. (“Ali”), Ali Group North America Corporation, a wholly owned subsidiary of Ali (“Acquiror”), and Ascend Merger Corp. (“Merger Sub”) entered into a merger agreement (the “Merger Agreement”), pursuant to which Merger Sub will be merged with and into the Issuer, with the Issuer surviving the merger as a wholly-owned subsidiary of Ali. On July 28, 2022, the transactions contemplated by the Merger Agreement were consummated, including the merger of Merger Sub with and into the Issuer, with the Issuer continuing as the surviving corporation and a wholly owned subsidiary of Ali following the merger (the “Merger”). At the effective time of the Merger, each issued and outstanding Share held by the Reporting Persons was cancelled and converted into the right to receive $24.00 in cash. As a result of the foregoing, the Reporting Persons do not beneficially own any Shares.

Item 5. Interest in Securities of the Issuer

Item 5 of the Schedule 13D is hereby amended by replacing it in its entirety with the following:

(a) As of the date hereof and as a result of the Merger, the Reporting Persons do not beneficially own any Shares.

(b) As of the date hereof and as a result of the Merger, the Reporting Persons do not beneficially own any Shares.

(c) Except as described in Item 4 above, the Reporting Persons have not effected any transactions with respect to the Shares within the past 60 days.

(d) Not applicable.

(e) As of the date hereof and as a result of the Merger, the Reporting Persons do not beneficially own any Shares.

Item 6. Interest in Securities of the Issuer

Item 6 of the Schedule 13D is hereby amended by adding the following at the end thereof:

The information set forth in Item 4 of this Schedule 13D is hereby incorporated by reference into this Item 6.

SIGNATURE

After reasonable inquiry and to the best of each of the undersigned knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

Dated: July 29, 2022

ICAHN PARTNERS LP

ICAHN ONSHORE LP

ICAHN PARTNERS MASTER FUND LP

ICAHN OFFSHORE LP

ICAHN CAPITAL LP

IPH GP LLC

By:	/s/ Jesse Lynn
Name: Jesse Lynn
Title: Chief Operating Officer

BECKTON CORP.

By:	/s/ Jesse Lynn
Name: Jesse Lynn
Title: Vice President

ICAHN ENTERPRISES HOLDINGS L.P.

By: Icahn Enterprises G.P. Inc., its general partner

ICAHN ENTERPRISES G.P. INC.

By:	/s/ Ted Papapostolou
Name: Ted Papapostolou
Title: Chief Accounting Officer

/s/ Carl C. Icahn
CARL C. ICAHN

[Signature Page of Schedule 13D/A No. 3 – Welbilt, Inc.]